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                                                                  EXHIBIT 4.4


                            STUDIO PLUS HOTELS, INC.
                             RABBI TRUST AGREEMENT




(a) WHEREAS, Studio Plus Hotels, Inc. (The "Employer") a Virginia Corporation, has adopted a nonqualified deferred compensation Plan attached hereto as Appendix A and made part of this Agreement; such plan known as the Studio Plus Hotels, Inc. Top Hat Savings Plan (the "Plan");

(b) WHEREAS, Employer intends and Fifth Third Bank agrees that Fifth Third Bank shall act as Trustee as that term is defined in this Agreement

(c) WHEREAS, Employer has incurred or expects to incur liability under the terms of such Plan with respect to the individuals participating in such Plan;

(d) WHEREAS, Employer wishes to establish a Trust (hereinafter called "Trust") and to contribute to the Trust assets that shall be held therein, subject to the clams of Employers creditors in the event of Employer's Insolvency, as herein defined until paid to Plan participants and their beneficiaries in such manner and at such times as speeded in the Plan;

(e) WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended; and

(f) WHEREAS, it is the further intention of the Employer to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan.

NOW, THEREFORE, BE IT RESOLVED THAT Employer does hereby establish the Trust and Fifth Third Bank agrees to be Trustee of such Trust, and said Trust shall be comprised, held and disposed of as follows:
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SECTION 1.       ESTABLISHMENT OF TRUST

(a)      Trust hereby established shall be irrevocable

(b) The Trust is intended to be a grantor Trust of which Employer is the grantor within the meaning of subpart E, part I, subchapter L chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

(c) The principal of the Trust and any earnings thereon shall be held separate and apart from other funds of Employer and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Employer. Any assets held by the Trust will be subject to the claims of Employer's general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

(d) The Employer in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in Trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits.

(e) Upon a Change in Control, Employer shall, in its discretion and as soon as possible but in no event longer than thirty (30) days following the Change in Control, as defined herein, make an irrevocable contribution to the Trust up to the amount that is sufficient to pay each Plan participant or beneficiary the benefits to which Plan participant or their beneficiaries would be entitled to receive pursuant to the terms of the Plan as if the Change in Control had never occurred. The Employer, in its discretion, shall consult with an actuary as to the amount oL. contribution that could be made to satisfy the obligations created under the Plan by reason of the Change in Control.


SECTION 2. PAYMENTS TO PLAN PARTICIPANT AND THEIR BENEFICIARIES

(a) Employer shall deliver to Trustee a schedule (the "Payment Schedule") that indicates the amount payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule. The Trustee shall make provision for the reporting and withholding of





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any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Employer.


SECTION 3. TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN EMPLOYER IS INSOLVENT

(a) Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Employer is Insolvent. Employer shall be considered "Insolvent" for purposes of this Trust Agreement if (i) Employer is unable to pay its debts as they become due, or (ii) Employer is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b)      At all times during the continuance of this Trust, as provided in
Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Employer under federal and state law as set forth below.

         (1) The Chief Executive Officer and the Chief Financial Officer of employer shall have the duty to inform Trustee in writing of Employer's Insolvency. If a person claiming to be a creditor of Employer alleges in writing to Trustee that Employer has become Insolvent, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

         (2) Unless Trustee has actual knowledge of Employer's Insolvency, or has received notice from Employer or a person claiming to be a creditor alleging that Employer is Insolvent, Trustee shall have no duty to inquire whether Employer is Insolvent. Trustee may in all events rely on such evidence concerning Employer's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Employer's solvency.

         (3) If at any time Trustee has determined that Employer is Insolvent, Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Employer's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of Employer with respect to benefits due under the Plan or otherwise.

         (4) Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Employer is not or is no longer Insolvent.

(c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such





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discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Employer in lieu of the payments provided for hereunder during any such period of discontinuance.


SECTION 4. INVESTMENT AUTHORITY

Trustee may invest in securities (including stock or rights to acquire stock) or obligations issued by Employer. All rights associated within assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Plan participants.


SECTION 5. DISPOSITION OF INCOME.

During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.


SECTION 6. ACCOUNTING BY TRUSTEE.

Trustees shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Employer and Trustee. Within sixty (60) days following the close of each calendar year and within sixty (60) days after removal or resignation of Trustee, Trustee shall deliver to Employer a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions affected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.


SECTION 7. RESPONSIBILITY OF TRUSTEE

(a) Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Employer which is contemplated by, and in conformity with, the terms of the Plan or this Trust and is given in writing by Employer. In the event of a dispute between Employer and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.





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(b)      If Trustee undertakes or defends any litigation arising in connection with this Trust, Employer agrees to indemnify Trustee against Trustee's reasonable costs, expenses and liabilities (including, without limitation, reasonable attorney's fees and expenses) relating thereto and to be primarily liable for such payments. If Employer does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.

(c) Trustee may consult with legal counsel (who may also be counsel for Employer generally) with respect to any of its duties or obligations hereunder.

(d) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultant or other professionals to assist it in performing any of its duties or obligations hereunder.

(e) Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of an borrowing against such policy.

(f) However, notwithstanding the provisions of Section 8(e) above, Trustee may loan to Employer the proceeds of any borrowing against an insurance policy held as an asset of the Trust.

(g) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

SECTION 8. COMPENSATION AND EXPENSE OF TRUSTEE

Employer shall pay all reasonable administrative and Trustee's fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust.

SECTION 9. RESIGNATION AND REMOVAL OF TRUSTEE

(a) Trustee may resign at any time by written notice to Employer, which shall be effective sixty (60) days after receipt of such notice unless Employer and Trustee agree otherwise.

(b) Trustee may be removed by Employer on sixty (60) days notice or upon shorter notice accepted by Trustee.





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(c)      Upon a Change in Control, as defined herein, Trustee may not be removed by Employer until all of the assets of the Trust have been used to provide benefits to Plan participants and beneficiaries under the terms of this Plan and Trust determined as of the date of a Change in Control.

(d) If Trustee resigns or is removed, as defined herein, Employer shall select a successor Trustee in accordance with the provisions of Section 11(a) herein prior to the effective date of Trustee's resignation or removal.

(e) Upon resignation or removal or Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within sixty (60) days after receipt of notice of resignation, removal or transfer, unless Employer extends the time limit.

(f) If Trustee resigns or is removed pursuant to the terms of this Trust Agreement, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under Sections 10(a) [or 10(b)] of this Section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor for instructions. All reasonable expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

SECTION 10. APPOINTMENT OF SUCCESSOR

(a) If Trustee resigns or is removed in accordance with Section 10 hereof, Employer may appoint any third party, such as a bank Trust department or other party that may be granted corporate Trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Employer or the successor Trustee to evidence the transfer.

SECTION 11. AMENDMENT OR TERMINATION

(a) This Trust Agreement may be amended by a written instrument executed by Trustee and Employer. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable after it has become irrevocable in accordance with Section 1(a) hereof.

(b) The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan. Upon termination of the Trust any assets remaining in the Trust shall be returned to Employer.





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SECTION 12. MISCELLANEOUS

(a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b) Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal process.

(c) This Trust Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

(d) For purposes of this Trust, Change in Control shall mean (i) a change in control of the Employer of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"); or (ii) any of the following events:

         (1) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act), other than Norwood Cowgill, Jr., or one of his direct heirs, who is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of the Employer representing fifteen percent (15%) of the Employer's then outstanding voting securities;

         (2) the Employer's shareholders approve an agreement to merge or consolidate the Employer with another corporation or entity (other than a corporation or entity more than fifty percent (50%) of which is controlled by, or is under common control with the Employer);

         (3) Employer, or a wholly owned subsidiary of the Employer, in either case, together with any employee benefit maintained by the Employer for the exclusive benefit of the Employer's employees, shall cease to directly own and control, of record and beneficially, at least eighty percent (80%) of each class of capital stock of Studio Plus Properties, Inc., provided, however, that a Change of Control shall not occur under this subsection (3) upon (I) the merger of Studio Plus Properties, Inc., into the Employer, or (II) the merger of Studio Plus Properties, Inc. into another wholly owned subsidiary of the Employer;

         (4) the Employer's shareholder's approve the sale, assignment or transfer of all or substantially all of the assets of Employer or Studio Plus Properties, Inc.; or

         (5) the Employer's shareholders approve the liquidation or dissolution of the Employer or Studio Plus Properties, Inc.





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         IN WITNESS WHEREOF, the Employer has caused the Agreement to be signed and adopted this 31st day of May, 1996.

         ATTEST:                                   STUDIO PLUS HOTELS, INC.


/s/ James C. Baughman, Jr.                        By: /s/ William E.Anderson
-------------------------------                       --------------------------
Chief Financial Officer                               Executive Vice President


ATTEST:                                             FIFTH THIRD BANK


/s/ Holly Thompson                                  By: /s/ James C. Smith
-------------------------------                        -------------------------
                                                        Assistant Trust Officer






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